Exhibit 99.1

NEWS RELEASE

VULCAN INTERNATIONAL CORPORATION

Executive Offices:

300 Delaware Avenue,  Suite 1704

Wilmington, Delaware  19801

FOR IMMEDIATE RELEASE

  August 29, 2005

The Board of Directors of Vulcan International Corporation adopted a resolution today to delist from the American Stock Exchange and to de-register under the Securities Exchange Act.  The Directors determined that any beneficial effect on the Company of being listed and registered are substantially outweighed by the current and increasing regulatory burdens and costs.  It cited the burdens on management time, as well as increased costs for outside accounting and legal services caused by new rules and regulations required of listed and registered companies.  The Directors stated that such burdens and costs are in addition to the time and costs that would be involved to meet the internal control documentation and monitoring requirements of Section 404 of the Sarbanes Oxley Act together with substantial, additional accounting and legal costs.  The Directors anticipate that Company shares will be quoted on the Pink Sheets following such delisting.

Vulcan International Corporation is the parent of Vulcan Corporation, a Tennessee corporation, which is a diversified manufacturer of rubber and foam products with a manufacturing plant in Tennessee.  It is also the parent of Vulcan Property Management Co. and Vulcan Timberlands, Inc. which owns and manages property in Cincinnati, Ohio and the Upper Peninsula of Michigan.

Attribute to Benjamin Gettler, Chairman of the Board and President

For more information:

Contact Vernon E. Bachman, Vice President

Secretary and Treasurer at (513) 621-2850